As filed with the Securities and Exchange Commission on
   September 15,     1995
                                           Registration No. 33-   62145
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                           --------------------

                               AMENDMENT NO. 1
                                  TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                           --------------------

                       CYPRUS AMAX MINERALS COMPANY
                    AND CYPRUS AMAX FINANCE CORPORATION
          (Exact name of registrant as specified in its charter)

                           --------------------

          CYPRUS AMAX MINERALS               CYPRUS AMAX MINERALS
           COMPANY - DELAWARE                COMPANY - 36-2684040
           CYPRUS AMAX FINANCE                CYPRUS AMAX FINANCE
         CORPORATION - DELAWARE            CORPORATION - 84-1272742
     (State or other jurisdiction of           (I.R.S. Employer
     incorporation or organization)           Identification No.)

                           --------------------

                         9100 EAST MINERAL CIRCLE
                        ENGLEWOOD, COLORADO  80112
                              (303) 643-5000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           PHILIP C. WOLF, ESQ.
                          SENIOR VICE PRESIDENT,
                       GENERAL COUNSEL AND SECRETARY
                         9100 EAST MINERAL CIRCLE
                        ENGLEWOOD, COLORADO  80112
                              (303) 643-5000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------

                                Copies to:
                        RONALD R. LEVINE, II, ESQ.
                      DAVIS, GRAHAM &  STUBBS, L.L.C.
                          370 SEVENTEENTH STREET
                          DENVER, COLORADO 80202
                              (303) 892-9400

                           --------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------

                    CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                              Proposed        Proposed
                                                 Amount       maximum         maximum
      Title of each class of                      to be    offering price     aggregate            Amount of
   securities to be registered                 registered   per unit<F2>   offering price<F3>  registration fee<F3>
-------------------------------------------------------------------------------------------------------------------
Debt Securities<F4>
Common Stock (without par value)<F5><F6>      $350,000,000       100%        $350,000,000           $120,690
Preferred Stock, par value $1.00 per share<F7>
   Depositary Shares<F8>
Warrants   <F9>
Guarantees   <F10>
===================================================================================================================

<F1> In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.
<F2> The proposed maximum initial offering price per unit will be determined, from time to time, by the
     Registrant.
<F3> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o)    and paid
     upon the filing of the Registration Statement on August 25, 1995    .  In no event will the aggregate
     initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $350,000,000.
<F4> Subject to Footnote (3), there are being registered hereunder an indeterminate principal amount of Debt
     Securities as may be sold from time to time by each of the Registrants.  If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $350,000,000.
<F5> Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Common
     Stock as may be sold from time to time by Cyprus Amax Minerals Company.  There are also being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Debt
     Securities    or     Preferred Stock or    exercise of     Warrants.
<F6> This Registration Statement also applies to Rights under the Company's Stockholders' Rights Plan, which are attached to and tradeable only with the Shares of Common Stock registered hereby.  No registration fees are required for such rights and the shares underlying such rights as they will be issued for no additional consideration.
<F7> Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Preferred
     Stock as may be sold from time to time by    each of the Registrants            .  There are also being
     registered hereunder an indeterminate number of shares of Preferred Stock and Common Stock    of Cyprus Amax
     Minerals Company     as may be issuable upon the conversion of the Debt Securities, Preferred Stock or
        Depositary Shares or exercise of Warrants registered hereby and such indeterminate number of shares of
     Preferred Stock of Cyprus Amax Finance Corporation as may be issuable upon the conversion of the Debt
     Securities, Preferred Stock or exercise of     Warrants registered hereby.
<F8>    If Cyprus Amax Minerals Company elects to offer to the public fractional interests in shares of Preferred
     Stock registered hereunder, Depositary Shares to be issued under a Depositary Agreement will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under the Depositary Agreement.
<F9>     Subject to Footnote (3), there are being registered hereunder an indeterminate number of Warrants as may be sold from time to time by Cyprus Amax Minerals Company.  There are also being registered hereunder an
     indeterminate number of shares of Common Stock    or     Preferred Stock and    indeterminate principal
     amount of     Debt Securities as may be issuable upon the exercise of the Warrants registered hereby.
<F10>    Each of the Debt Securities    and shares of Preferred Stock     issued by Cyprus Amax Finance
     Corporation will be accompanied by a Guaranty to be issued by Cyprus Amax Minerals Company.  None of the
     proceeds will be received by Cyprus Amax Minerals Company    in consideration of             the Guarantees.

                         --------------------

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement will also be used in connection with the issuance of securities registered pursuant to Registration Statement No. 33-54097 previously filed by the Registrants on Form S-3 and declared effective on July 12, 1994. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-54097, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of
1933.     A fee of $86,207 paid in connection with Registration
Statement No. 33-54097 is carried over to this Registration
Statement.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     CYPRUS AMAX MINERALS COMPANY
                    CYPRUS AMAX FINANCE CORPORATION

                         CROSS REFERENCE SHEET

               Pursuant to Item 501(b) of Regulation S-K

              Item Number and Caption                                        Prospectus Heading
              -----------------------                                        ------------------
1.  Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus. . . . . . . . . . .   Forepart of Registration Statement; Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus. . . . . . . . . . . . . . . . . . . . .   Inside Front and Outside Back Cover Pages

3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges . . . . . . . . . . . . .   The Company; Ratio of Earnings to Fixed Charges and
                                                          Preferred Stock Dividends of the Company

4.  Use of Proceeds . . . . . . . . . . . . . . . . . .   Use of Proceeds

5.  Determination of Offering Price . . . . . . . . . .   Plan of Distribution

6.  Dilution. . . . . . . . . . . . . . . . . . . . . .   Not Applicable

7.  Selling Security Holders. . . . . . . . . . . . . .   Not Applicable

8.  Plan of Distribution. . . . . . . . . . . . . . . .   Plan of Distribution

9.  Description of Securities to be Registered. . . . .   Description of Debt Securities and Guarantees;
                                                          Description of Preferred Stock; Description of Depositary
                                                          Shares; Description of Common Stock; Description of
                                                          Warrants

10. Interests of Named Experts and Counsel. . . . . . .   Experts; Validity of Securities

11. Material Changes. . . . . . . . . . . . . . . . . .   Incorporation of Certain Documents by Reference

12. Incorporation of Certain Information by Reference .   Incorporation of Certain Documents by Reference

13. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities. . . . . . . . . . .   Not Applicable

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

        SUBJECT TO COMPLETION, Dated    September 15,     1995
PROSPECTUS
                             $600,000,000

                     CYPRUS AMAX MINERALS COMPANY

                            DEBT SECURITIES
                              GUARANTEES
                            PREFERRED STOCK
                          DEPOSITARY SHARES
                             COMMON STOCK
                               WARRANTS
                           PREFERRED STOCK
                    ______________________________

                    CYPRUS AMAX FINANCE CORPORATION
                      GUARANTEED DEBT SECURITIES
                    ______________________________

     Cyprus Amax Minerals Company (the "Company") may offer from time to time (i) Debt Securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities"), senior subordinated debt securities ("Senior Subordinated Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one
or more series, (ii)    full,     unconditional and irrevocable
guarantees ("Guarantees") of Debt Securities    and shares of
Preferred Stock     issued by Cyprus Amax Finance Corporation
("Finance"), a wholly-owned subsidiary of the Company, (iii) shares of
Preferred Stock (   as issued by the Company or Finance,
"Preferred Stock") in one or more series, (iv) shares of Common Stock, without par value ("Common Stock"), or (v) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock. Finance may offer from time to time guaranteed Debt Securities, consisting of debentures, notes, bonds and/or other unsecured evidences of
indebtedness in one or more series,    and guaranteed Preferred Stock,
in one or more series, each     guaranteed by the Company.  The
foregoing securities are collectively referred to as the "Securities." The Securities will be offered at an aggregate initial offering price not to exceed U.S.$600,000,000, at prices and on terms to be determined at the time of sale.

     The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company (or, in the case of Debt Securities issued by Finance, Finance) or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the designation, aggregate principal amount, and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable and dates from which
   dividends             shall accrue, any redemption or sinking fund
provisions, any conversion or exchange rights, whether
   offered             in the form of depositary shares, any listing
of the Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock;
(iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering thereof; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Senior Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company, and senior to all existing and future Subordinated Indebtedness (as defined) of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. All or a portion of any Debt Securities may be issued in permanent global form.

     The Company's Common Stock is listed on the New York Stock
Exchange (Symbol: "CYM"). Any Common Stock offered will be listed, subject to notice of issuance, on such exchange. See "Price Range of Common Stock and Dividends."

     The Company and Finance may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.
                    ______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
               TION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     ______________________________

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

         The date of this Prospectus is _______________, 1995

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS
SUPPLEMENT, AND, IF GIVEN OR MADE   ,     SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, FINANCE OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY
JURISDICTION WHERE SUCH AN OFFER         OR SOLICITATION WOULD BE
UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.


                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and
7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public
Reference Section of the Commission, 450 Fifth Street, N.W.        ,
Washington, D.C. 20549. In addition, such reports and proxy statements can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Finance is a wholly-owned subsidiary of the Company. It currently is not independently subject to the information requirements
of the Exchange Act.  Finance    intends to seek             a
conditional exemption pursuant to Section 12(h) of the Exchange Act
from the informational requirements of such Act   .  If such an
exemption is granted,             no independent reports concerning
Finance will be sent to holders of Debt Securities issued by Finance.

     The Company and Finance have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company, Finance and the Securities.

     The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described above.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1.   Annual Report on Form 10-K for the year ended December 31,
          1994.

     2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995.

     3. Registration Statement on Form 8-A, dated March 3, 1989, as amended, for the Company's Preferred Share Purchase Rights.

     4. Registration Statement on Form 10, dated July 11, 1985 for the Company's Common Stock.

     5. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
          Exchange Act subsequent         to the date of this
          Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to 9100 East Mineral Circle, Englewood, Colorado 80112 (telephone (303) 643-5000), Attention:
Investor Relations.


                              THE COMPANY

     Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") is a diversified mining company engaged, directly or through its subsidiaries, in the exploration for and extraction, processing and marketing of mineral resources. Cyprus Amax is among the world's largest producers of copper, molybdenum, and lithium, and is one of the nation's largest coal producers. The Company reviews possible business transactions from time to time and may engage in business acquisitions or dispositions in the future. Cyprus Amax is incorporated in Delaware and operates primarily in the United States. As of December 31, 1994, Cyprus Amax employed approximately 9,500 employees.

     The Company's principal executive office is located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is
(303) 643-5000.

     Because the Company is primarily a holding company, conducting business generally through its subsidiaries, the ability of the Company to meet its obligations under the Debt Securities and its other indebtedness and to pay dividends on its Preferred Stock and Common Stock will be dependent on the earnings and cash flow of its subsidiaries and the ability of its subsidiaries to pay dividends and to advance funds to the Company. In addition, the Company's rights and the rights of its creditors and securities holders, including the holders of the Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against any such subsidiary. A substantial amount of the Company's consolidated debt represents claims of the creditors of the Company's subsidiaries.

     Finance is a wholly-owned subsidiary of the Company which was incorporated under the laws of the state of Delaware on May 26, 1994. The primary purpose of Finance is to issue guaranteed Debt Securities
   and Preferred Stock     and to loan to or invest the proceeds in
the Company or subsidiaries.  Finance    is             prohibited
from issuing any    common             stock to any person other than
the Company and its subsidiaries. Finance does not now, and in the near future does not expect to, lease or own any material facilities or operating property. Finance's principal executive office is located at 9100 East Mineral Circle, Englewood, Colorado 80112, telephone (303) 643-5000.


                            USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement or any Pricing Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                 RATIOS OF EARNINGS TO FIXED CHARGES AND
         EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                         Six Months                   Year ended December 31,
                                                            ended         ---------------------------------------------
                                                        June 30, 1995     1994      1993      1992      1991      1990
                                                        -------------     ----      ----      ----      ----      ----
Consolidated ratio of earnings to fixed charges. . .          4.5          2.7       3.3         <F1>    2.5       5.5

Consolidated ratio of earnings to fixed charges
  and preferred stock dividends. . . . . . . . . . .          3.9          2.3       3.1         <F2>    1.6       3.4
____________________

<F1> Earnings for the year ended December 31, 1992 were inadequate to cover fixed charges by $332 million.
<F2> Earnings for the year ended December 31, 1992 were inadequate to cover combined fixed charges and preferred stock dividend requirements by $347 million.

     For purposes of the ratio of earnings to fixed charges, "earnings" includes income before income taxes, the cumulative effect of a change in accounting principle and fixed charges. "Fixed charges" consist of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.


               PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol ("CYM"). The following table sets forth, for the periods shown, the range of high and low sales prices of the Common Stock on the New York Stock Exchange and the cash dividends declared on the Common Stock:

                                                                 Common Stock
                                                          --------------------------
                                                                           Dividends
                                                          High     Low     Declared
                                                          ----     ---     ---------
1992
     First quarter. . . . . . . . . . . . . . . . .    23 3/4   18 1/2     .20
     Second quarter . . . . . . . . . . . . . . . .    28 1/2   19         .20
     Third quarter. . . . . . . . . . . . . . . . .    32       26 5/8     .20
     Fourth quarter . . . . . . . . . . . . . . . .    32       25 3/4     .25<F1>
1993
     First quarter. . . . . . . . . . . . . . . . .    36 3/8   30 3/4     .20
     Second quarter . . . . . . . . . . . . . . . .    33 1/8   22 7/8     .20
     Third quarter. . . . . . . . . . . . . . . . .    28 1/4   23 3/8     .20
     Fourth quarter . . . . . . . . . . . . . . . .    26 5/8   21 1/4     .20
1994
     First quarter. . . . . . . . . . . . . . . . .    33 3/8   25 5/8     .20
     Second quarter . . . . . . . . . . . . . . . .    31 7/8   25 3/4     .20
     Third quarter. . . . . . . . . . . . . . . . .    32 1/2   28 3/8     .20
     Fourth Quarter . . . . . . . . . . . . . . . .    31 5/8   23 7/8     .30<F2>
1995
     First quarter. . . . . . . . . . . . . . . . .    29 7/8   24 3/4     .20
     Second quarter . . . . . . . . . . . . . . . .    29       25 3/8     .20
     Third quarter (through    September 13    ). .    32 1/8   27/5/8     .20
____________________

<F1> Includes a special dividend of $.05 per share.
<F2> Includes a special dividend of $.10 per share.

     If shares of Common Stock or Securities convertible or exercisable for Common Stock are being offered, a recent last sale price of the Common Stock will be set forth on the cover page of the Prospectus Supplement.

     Determinations by the Board of Directors of the Company of the amount and timing of future dividends will be based upon the Company's earnings, cash needs, capital requirements and other relevant factors. The Board of Directors will continue to evaluate the Company's performance and the appropriateness of dividends. It is currently anticipated that dividends will continue to be paid during 1995.

     There is no established trading market for the Company's Series A Convertible Preferred Stock, which was issued in the Company's merger with AMAX, Inc. in 1993 (the "Cyprus/Amax Merger").

             DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     Debt Securities may be issued time to time in one or more series by the Company or by Finance. In the event that any series of Debt Securities is issued by Finance, such Debt Securities will be offered
together with    full,     unconditional and irrevocable guarantees
issued by the Company. In the following description, references to the Issuer refer to the Company, in the case of a series of Debt Securities issued by the Company, and to the Company and Finance, in the case of a series of Debt Securities issued by Finance.

     The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Securities"). The particular terms of each series of Securities offered by a particular Prospectus Supplement and, if such Debt Securities are offered by Finance, the particular terms of the Guarantees offered in connection therewith, will be described therein. Senior Securities, Senior Subordinated Securities and Subordinated Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination and Guarantees. See "Subordination of Senior Subordinated Securities, Subordinated Securities and Guarantees". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees') under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder. The following discussion includes a summary description of all material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

     Other than as set forth under "Certain Covenants of the Company," and only to the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus
Supplement, there are no provisions of the Indentures which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL

     The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Issuer for each series. Debt Securities of a series may be issuable in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more Global Securities in registered or bearer form (each, a "Global Security"). Bearer Debt Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. The Senior Securities will be unsecured and unsubordinated obligations of the Issuer and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Issuer. The Senior Subordinated Securities and the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined) of the Issuer, as described below under "Subordination of Subordinated Securities" and in a Prospectus Supplement applicable to an offering of Senior Subordinated Securities or Subordinated Securities.

     Any Debt Security issued by Finance will be    fully,
unconditionally and irrevocably guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the issuer (which may be the Company or Finance) and title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitation on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities, including exchange for Registered Debt Securities of the same series; (4) whether any of such Debt Securities are to be issuable as a Global Security, whether such Global Securities are to be issued in temporary global form or permanent global form, and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (5) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (6) the date or dates on which such Debt Securities will mature; (7) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear; (8) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (9) the place or places where the principal of, premium (if any) and interest on such Debt Securities will be payable; (10) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Issuer and any terms and conditions relevant thereto; (11) the obligation of the Issuer, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (12) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (13) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (14) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (15) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of the Issuer or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (16) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (17) the applicability of any provisions described under "Certain Covenants of the Company"; (18) the applicability of any provisions described under "Defeasance"; (19) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock or other
securities   ;     and (20) any other terms of such Debt Securities
not inconsistent with the provisions of the respective Indentures.

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

GUARANTEES

     The Company will    fully,     unconditionally and irrevocably
guarantee, on a senior, senior subordinated or subordinated basis, the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities that are issued by Finance, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. See "Subordination of Senior Subordinated Securities, Subordinated Securities and Guarantees."

SENIOR SECURITIES

     The Senior Securities will rank pari passu with all other unsecured and unsubordinated debt of the Issuer and senior to the Senior Subordinated Securities and Subordinated Securities.

SUBORDINATION OF SENIOR SUBORDINATED SECURITIES, SUBORDINATED
SECURITIES AND GUARANTEES

     The indebtedness evidenced by the Senior Subordinated Securities and the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the respective Indenture to the prior payment in full of amounts then due on all Senior
Indebtedness (as defined below)    and the indebtedness evidenced by
the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the respective Indenture to the prior payment in full of amounts then due on all indebtedness other than Subordinated Indebtedness, including any Senior Subordinated
Securities    .  No payment shall be made by the Issuer on account of
principal of (or premium, if any) or interest on the Senior Subordinated Securities or the Subordinated Securities or on account of the purchase or other acquisition of Senior Subordinated Securities or the Subordinated Securities, if the maturity of any of the Senior Subordinated Securities or the Subordinated Securities shall have been accelerated, until all amounts due have been paid on all outstanding Senior Indebtedness, or if there shall have occurred and be continuing
(i) a default in the payment of principal (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or any event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity of such Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled or (ii) any such default in payment or event of default shall be the subject
of a judicial proceeding.  By reason of these provisions   ,     in
the event of default of any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Senior Subordinated Securities or the Subordinated Securities may not be permitted to be made until such default is cured or such Senior Indebtedness is paid in full.

     Upon any distribution of assets of the Issuer upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Issuer, whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of (and premium, if any) and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Senior Subordinated Securities and the Subordinated Securities or the Trustee is entitled to receive or retain any assets so distributed in respect of the Senior Subordinated Securities or the Subordinated Securities. By reason of this provision, in the event of insolvency Holders of the Senior Subordinated Securities and the Subordinated Securities may recover less, ratably, than other creditors of the Issuer, including holders of Senior Indebtedness.

     "Senior Indebtedness" means, when used with respect to any series of Senior Subordinated Securities or Subordinated Securities, the principal of (and premium, if any) and interest on (a) all indebtedness of the Issuer (including indebtedness of others guaranteed by the Issuer) other than the Subordinated Securities which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (b) obligations of the Issuer as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, and
(c) amendments, renewals, extensions, modifications and refunding of any such indebtedness or obligation, in

any such case whether outstanding on the date of the Senior Subordinated Indenture or the Subordinated Indenture or thereafter created, incurred or assumed, except that, with respect to the Senior Subordinated Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Securities and, with respect to Subordinated Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Securities or that such indebtedness is pari passu with or junior to the Subordinated Securities. As of June 30, 1995, the amount of Senior Indebtedness of the Company was approximately $1.66 billion. Finance has no indebtedness at the date of this Prospectus. The Senior Subordinated Indenture and Subordinated Indenture do not prohibit or limit the incurrence of additional Senior Indebtedness.

     If this Prospectus is being delivered in connection with a series of Senior Subordinated Securities or Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior
Indebtedness outstanding as of the          most recent    practicable
date            .

     In the event that Senior Subordinated Securities or Subordinated Securities are issued by Finance, the related Guarantees issued by the Company will be subordinate and junior in right of payment to Senior Indebtedness of the Company on substantially the same terms and conditions as the obligations of Finance under the Senior Subordinated Securities or the Subordinated Securities, as the case may be, will be subordinate and junior in right of payment to Senior Indebtedness
of Finance    .

FORM, EXCHANGE, REGISTRATION, CONVERSION    AND     TRANSFER

     Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt
Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form.

     Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture.

     In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "- Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "-Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution

purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Issuer or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security.

     Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Issuer maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Issuer or its agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

     In the event of any redemption in part, the Issuer shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issued only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issued as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issued as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such Paying Agents ("Paying Agents") outside the United States as the Issuer may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Issuer or its designated Paying Agents within the United States. Notwithstanding the foregoing,
payments of principal of (and         premium   , if any    ) and
interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Issuer's Paying Agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in the applicable Prospectus
Supplement, payment of principal of (and         premium   , if
any    ) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Issuer may designate from time to time, except that at the option of the Issuer payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Trustee for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and the Issuer will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Issuer for the Debt Securities will be named in an applicable Prospectus Supplement. The Issuer may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, the Issuer will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Securities, the Issuer will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

     All monies paid by the Issuer to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Issuer and the holder of such Debt Security or any coupon will thereafter look only to the Issuer for payment thereof.

TEMPORARY GLOBAL SECURITIES

     If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "-Form, Exchange, Registration and Transfer." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent
global         Debt Security will be paid to each of Euroclear and
CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-Form,

Exchange, Registration and Transfer" as of the relevant Interest
Payment Date regarding the portion of such temporary global Debt
Security on which interest is to be so credited.

PERMANENT GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 2.5 and 3.5)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus
Supplement. The Issuer expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt
Securities or by the    Issuer            , if such Debt Securities
are offered and sold directly by the Issuer. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable

Indenture. (Sections 2.4 and 3.5) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States Federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in
Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Issuer of the written certification described above under "-Form, Exchange, Registration and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

CERTAIN COVENANTS OF THE COMPANY

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be
subject to either or both of the following covenants    or such other
covenants as are indicated therein, if any    .

     Restrictions on Secured Debt.

     If the Company or any Restricted Subsidiary shall incur, issue, assume, or guarantee any loans, whether or not evidenced by any evidence of indebtedness, for money borrowed ("Debt") secured by a mortgage, pledge, or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure any Debt Securities to which this covenant is applicable equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt of the Company and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10 percent of Consolidated Net Tangible Assets.

     The above restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the dates of the respective Indentures or at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages in favor of the Company or a Restricted Subsidiary; (iii) Mortgages in favor of governmental bodies to secure progress, advance or certain other payments; (iv) Mortgages on property, assets, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), and purchase money and construction Mortgages which are entered into within 180 days after the acquisition or
   completion of     construction; (v) Mortgages securing industrial
revenue or pollution control bonds; (vi) Mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; and (vii) any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses (i) through (vi) inclusive. (Section 10.8). In addition, the above restriction does not apply to, and there will be excluded from secured Debt in any corporation under such restriction, the sale or other transfer of the following: (i) minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment."

     Restrictions on Sales and Leasebacks.

     Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt of the Company and its Restricted Subsidiaries with respect to all such transactions plus all secured Debt (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 10 percent of Consolidated Net Tangible Assets.

     This restriction does not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, not in excess of three years; (ii) the sale or transfer of the Principal Property is made within 180 days after its acquisition or construction; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (v) the lease payment obligation is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation; or (vi) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (a) the net proceeds of the sale of the Principal Property leased or (b) the fair market value of the Principal Property leased. The amount to be applied to the retirement of Funded Debt shall be reduced by (x) the principal amount of any debentures or notes (including the Debt Securities) of the Company or a Restricted Subsidiary surrendered within 180 days after such sale to the applicable trustee for retirement and cancellation and (y) the principal amount of Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale. (Section 10.9)

     Certain Definitions Applicable to Covenants.

     "Attributable Debt" is defined to mean the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at the rate of 10 1/8% per annum. (Section 1.1)

     "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all liabilities, other than deferred income taxes, liabilities resulting from any charge in connection with the adoption of SFAS 106, and Funded Debt, and (2) all goodwill, trade names, trademarks, patents, organization expenses, and other like intangibles of the Company and its consolidated subsidiaries. (Section 1.1)

     "Funded Debt" is defined as (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles. (Section 1.1)

     "Nonrecourse Obligation" is defined to mean indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not owned as of December 31, 1992 by the Company or any of its Restricted Subsidiaries or (ii) the financing of a project involving the development of properties of the Company or any of its Restricted Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the general corporate funds or the assets, in general, of the Company or any of its Restricted Subsidiaries. (Section 10.8)

     "Principal Property" is defined to mean any mine, mill, converting plant, manufacturing plant, or other facility owned by the Company or any Restricted Subsidiary of the Company which is located within the present 50 states of the United States and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2.5 percent of Consolidated Net Tangible Assets, other than properties or any portion of a particular property which in the opinion of the Board of Directors is not of material importance to the Company's business. (Section 1.1)

     "Restricted Subsidiary" is defined to mean a Subsidiary of the Company substantially all the property of which is located, or substantially all of the business of which is carried on, within the present 50 states of the United States and which owns a Principal Property, excluding however a Subsidiary of the Company which is primarily engaged in the development and sale or financing of real property. (Section 1.1)

     "Subsidiary" of the Company is defined to mean a corporation more than 50 percent of the voting stock of which is, directly or indirectly, owned by the Company, one or more Subsidiaries of the Company, or the Company and one or more Subsidiaries. (Section 1.1)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due;
(b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures; (e) failure to pay at the final maturity thereof the principal of, or acceleration of, any indebtedness for money borrowed by the Issuer in excess of $20 million, if such indebtedness is not discharged, or such acceleration is not annulled, as provided in the respective Indentures; (f) certain events of
bankruptcy, insolvency or reorganization    of the Issuer    ; and (g)
any other Event of Default provided with respect to Debt Securities of that series. (Section 5.1)


     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in
the respective Indenture         may declare the principal amount (or,
if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2) For information as to waiver or defaults, see "Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. (Sections 6.1 and 6.3) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 5.12)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 5.8)

     The Issuer will be required to furnish to the Trustees annually a statement as to the performance by the Issuer of its obligations under the respective Indentures and as to any default in such performance. (Section 10.4)

MODIFICATION AND WAIVER

     Modifications and amendments of the respective Indentures may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security;
(c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 9.2)



     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that
series is concerned, compliance by the    Issuer             with
certain covenants of the applicable Indenture. (Section 10.10) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 5.13)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Issuer, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Issuer, provided (a) that the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or which acquires or
leases the assets of the    Issuer             substantially as an
entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Issuer's obligations on the Debt Securities and under the respective Indentures, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met. (Article Eight)

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Issuer, at its option,
(i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are specified under "Certain Covenants of the Company" above with respect to the Debt Securities of such series and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Issuer irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Issuer) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Issuer shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event the Issuer omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)



     Notwithstanding the description set forth under "Subordination of Senior Subordinated Securities, Subordinated Securities and Guarantees" above, in the event that the Company deposits money or
U.S. Government Obligations in compliance with such          Indenture
in order to defease all or certain of its obligations with respect to any Senior Subordinated Securities or Subordinated Securities, the monies or U.S. Government Obligations so deposited will not be subject to the subordination provisions of such Indenture and the indebtedness evidenced by such Securities will not be subordinated in right of payment to the holders of Senior Indebtedness to the extent of the monies or U.S. Government Obligations so deposited.

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in the City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.
(Section 1.12)

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 6.13) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 6.8)


                    DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. Certain
provisions applicable to the    Company's     Preferred Stock are set
forth below in "Description of Common Stock."     In the following
description, references to the Issuer refer to the Company, in the case of a series of Preferred Stock issued by the Company, and to Finance, in the case of Preferred Stock issued by Finance.

     The summary of terms of the    Issuer's             preferred
stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in
its entirety by, the provisions of the    Issuer's
Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value of $1.00
per share.  4,664,863 shares of    the Company's     Series A
Convertible Preferred Stock    (the "Series A Convertible Preferred
Stock")     are currently outstanding, and the Company has reserved
for issuance 500,000 shares of its Series A Junior Participating
Preferred Stock    (the "Series A Junior Participating Preferred
Stock")     issuable pursuant to the Rights Plan.  A description of
the Series A Convertible Preferred Stock and the Series A Junior
Participating Preferred Stock    is set forth below            .  The
Company's preferred stock may be issued from time to time in one or
more series, without stockholder approval.     Finance intends to
amend its Certificate of Incorporation to permit its preferred stock
to be issued on a similar basis.      Subject to limitations
prescribed by law, the Board of Directors    of the Issuer     is
authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the
number of shares of each such series.     As such             the
   Company's     Board of Directors, without stockholder approval,
could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock" herein.

     The Preferred Stock    issued by the Company     shall have the
dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a
particular series of the Preferred Stock.     The Preferred Stock
issued by Finance shall have the dividend, liquidation, redemption and voting rights set forth in the applicable Prospectus Supplement,
except as specifically provided below.      The applicable Prospectus
Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any
conversion or exchange rights; (7)    in the case of Preferred Stock
offered by the Company,     whether the Company has elected to offer
Depositary Shares as described below under "Description of Depositary Shares"; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

GENERAL

     The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.
Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable

Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the
   Company's     Preferred Stock) in a share of the particular series
of the    Company's     Preferred Stock issued and deposited with a
Depositary (as defined below).

RANK

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the
   Issuer            , rank prior to the    Issuer's
Common Stock and to all other classes and series of equity securities
of the    Issuer             now or hereafter authorized, issued or
outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities
of the    Issuer             ranking on a parity with (the "Parity
Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution
of the    Issuer            .  The Preferred Stock shall be junior to
all outstanding debt of the    Issuer            .  The Preferred
Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the
   Issuer's             Certificate of Incorporation.

DIVIDENDS

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of
funds of the    Issuer             legally available for payment, cash
dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the
stock books of the    Issuer             (or, if applicable, on the
records of the Depositary (as hereinafter defined) referred to below under "Description of Depositary Shares") on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the
   Issuer             will have no obligation to pay the dividend for
such period, whether or not dividends are declared payable on any future Dividend Payment Dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from
the date on which the    Issuer             initially issues shares of
such series.

     No full dividends shall be declared or paid or set apart for
payment on preferred stock of the    Issuer             of any series
ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the
   Issuer             ranking on a parity as to dividends with the
Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred

stock, bear to each other. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared,
set aside or paid on the Junior Stock, (b) the    Issuer
may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock)
and (c) the    Issuer             may not, directly or indirectly,
repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock
(except by conversion into or exchange for Junior Stock).     Neither
the             Company    nor Finance             currently
   has             outstanding any Parity Stock.

CONVERTIBILITY

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another corporation or another series of Preferred Stock or other securities of the
Company   , Finance     or another corporation will be set forth in
the Prospectus Supplement relating thereto. See "Description of Common Stock."

REDEMPTION

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

LIQUIDATION

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation,
dissolution or winding up of the affairs of the    Issuer            ,
the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the
   Issuer            , to receive an amount per share as set forth in
the related Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all
other outstanding stock of the    Issuer             ranking on a
parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full
amount of the liquidation preference,    unless otherwise specified in
the applicable Prospectus Supplement,     the holders of shares of
Preferred Stock will not be entitled to any further participation in
any distribution of assets by the    Issuer            .

VOTING

     The Preferred Stock of a series will not be entitled to vote, except as provided below or in the applicable Prospectus Supplement
and as required by applicable law.     With respect to Preferred Stock
issued by the Company,     unless otherwise specified in the related
Prospectus Supplement, at any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock shall have accrued
and be unpaid, holders of the Preferred Stock    issued by the
Company     shall have the right to a separate class vote (together
with the holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable, "Voting Parity Stock")
to elect two members of the Board of Directors    of the Company
at the next annual meeting of stockholders and thereafter until dividends on the Preferred Stock have been paid in full for four consecutive dividend periods, including the last preceding dividend period. Additionally, without the affirmative vote of the holders of
two-thirds of the shares of Preferred Stock    issued by the
Company     then outstanding

(voting separately as a class together with any Voting Parity Stock), the Company may not, either directly or indirectly or through merger or consolidation with any other corporation, (i) approve the authorization, creation or issuance, or an increase in the authorized or issued amount, of any class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences or (ii) amend, alter or repeal its Certificate of Incorporation or the Certificate of Designations so as to materially and adversely change the specific terms of the Preferred Stock. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of preferred stock ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the
Company, shall not be considered to be such an adverse change.     The
applicable Prospectus Supplement will describe the voting rights, if any, with respect to shares of Preferred Stock issued by Finance.

     As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

GUARANTEES

     The Company will fully, unconditionally and irrevocably guarantee the payment of accumulated and unpaid dividends, and payments due on liquidation or redemption, as and when due, regardless of any defense, right of set-off or counterclaim that Finance may have or assert.
This obligation will rank junior to all other obligations of the Company, and effectively rank senior to the Company's common stock.

NO OTHER RIGHTS

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation and in the certificate of designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for each series of Preferred Stock will be
   designated             in the related Prospectus Supplement.

SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY

     As of September 8, 1995, a total of 4,664,863 shares of Series A Preferred Stock were issued and outstanding.

     Dividends

     Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of $4.00 per share, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors. So long as any shares of the Series A Convertible Preferred Stock are outstanding, dividends on the Series A Convertible Preferred Stock will accrue and be cumulative from and after dates determined, as follows: (i) if issued during the period commencing immediately after the record date for a dividend on such series and ending on the payment date for such dividend, then from and after such dividend payment date; and (ii) otherwise from and after the first day of March, June, September or December next preceding the date of issue of such shares.

     So long as any shares of Series A Convertible Preferred Stock are outstanding, no dividend may be paid, or any other distribution made, on any Common Stock or any other class or series of stock of the

Company over which the Series A Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any dissolution, liquidation or winding up of the Company (collectively, the "Cyprus Junior Stock"), other than a dividend payable in Cyprus Junior Stock, and no shares of Cyprus Junior Stock may be acquired for consideration by the Company or any subsidiary of the Company, unless all dividends on the Series A Convertible Preferred Stock accrued for all past dividend periods have been paid or declared and set aside for payment, and the full dividends thereon for the then current quarter-yearly dividend period have been paid or declared. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Cyprus Junior Stock from time to time and the Series A Convertible Preferred Stock will not be entitled to participate in any stock in any such dividends whether payable in cash, stock or otherwise.

     The amount of dividends payable per share of Series A Convertible Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series A Convertible Preferred Stock which may be in arrears.

     Liquidation Rights

     In the event of any voluntary liquidation, dissolution or winding up of the Company, holders of the Series A Convertible Preferred Stock then outstanding are entitled to receive the amount per share which such holders would have been entitled to receive had such shares been redeemed on the date fixed for payment, or if redemption on such date is not provided for, an amount equal to the maximum price at which such shares are thereafter redeemable, plus in respect of each share a sum computed at the rate of $4.00 per annum from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest. In the event of any involuntary liquidation, dissolution or winding up of the Company, holders of the Series A Convertible Preferred Stock then outstanding are entitled to receive out of the assets of the Company, before any distribution or payment may be made to the holders of Cyprus Junior Stock, an amount equal to $50 per share, plus in respect of each such share a sum computed at the rate of $4.00 per annum from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest. After payment to the holders of the Series A Convertible Preferred Stock of the full preferential amounts, the holders of the Series A Convertible Preferred Stock will be entitled to no further participation in any distribution of assets by the Company. A consolidation or merger of the Company with another corporation, or a sale of all or substantially all of the assets of the Company, will not be considered a liquidation, dissolution or winding up of the Company.

     Relation to Other Cyprus Preferred Stock

     The holders of the Series A Convertible Preferred Stock will not be entitled to receive any amount upon the dissolution, liquidation or winding up of the Company until the liquidation preference of any other class of stock of the Company ranking senior to the Series A Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid in full. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company.
the assets available for distribution are insufficient to pay in full the amounts payable with respect to Series A Convertible Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock and of such other shares will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

     Voting Rights

     The holders of Series A Convertible Preferred Stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series A Convertible Preferred Stock will be entitled to one vote, excluding shares held by the Company or any subsidiary of the Company, which shares under applicable law will have no voting rights.

     In the event that four quarterly dividends (whether or not consecutive) payable on the Series A Convertible Preferred Stock or any class or series of stock which ranks on a parity with the Series A Convertible Preferred Stock in the payment of dividends (collectively, including the Series A Convertible Preferred Stock, the "Cyprus Parity Preferred Stock") are in default, in whole or in part, the holders of the outstanding Cyprus Parity Preferred Stock (including the Series A Convertible Preferred Stock), in addition to any right of holders of any series of Cyprus Parity Preferred stock to vote with the Common Stock at the election of other directors or otherwise, will be entitled at the next annual meeting of stockholders, voting separately as a class regardless of series, each share of Cyprus Parity Preferred Stock having one vote, to elect one director of the class of directors then being elected for a three-year term and, in the event such default continues to exist at succeeding annual meetings, the holders of the outstanding Cyprus Parity Preferred Stock will be entitled in a like manner to elect one director of the class of directors being elected at such meeting; thus, the holders of outstanding Cyprus Parity Preferred Stock will be entitled as a class to elect a maximum of three directors. If, after any default in the payment of dividends on any series of Cyprus Parity Preferred Stock, all such dividends in default are paid in full, the Cyprus Parity Preferred Stock will then be divested of its then current right as a class to elect directors and any directors elected by the holders of Cyprus Parity Preferred Stock shall resign.

     Redemption at Option of the Company

     The Series A Convertible Preferred Stock may not be redeemed prior to December 18, 1996. On and after such date, the Series A Convertible Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, at a redemption price of $52.40 per share if redeemed prior to December 18, 1997, and at the following redemption prices per share, if redeemed during the 12-month period ending December 17:

                                                              Price
          Year                                              per Share
          ----                                              ---------

          1998 . . . . . . . . . . . . . . . . . . . . . .   $52.00
          1999 . . . . . . . . . . . . . . . . . . . . . .   $51.60
          2000 . . . . . . . . . . . . . . . . . . . . . .   $51.20
          2001 . . . . . . . . . . . . . . . . . . . . . .   $50.80
          2002 . . . . . . . . . . . . . . . . . . . . . .   $50.40

and thereafter at $50 per share plus, in each case, accrued and unpaid dividends to and including the redemption date, but computed without interest. If fewer than all the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot in such other manner as its Board of Directors may determine.

          There is no mandatory redemption or sinking fund obligation with respect to the Series A Convertible Preferred Stock. So long as any shares of the Series A Convertible Preferred Stock remain outstanding, if at any time dividends on the Series A Convertible Preferred Stock are in arrears for any past quarter-yearly dividend period, the Company may not redeem and neither the Company nor any subsidiary may purchase (unless pursuant to a call for tenders meeting certain conditions) less than all of the then-outstanding shares of the Series A Convertible Preferred Stock until all accrued dividends for all past quarter-yearly dividend periods have been paid or declared and funds set aside for their payment.

          Conversion Rights

          The holder of any shares of Series A Convertible Preferred Stock will have the right, at the holder's option, to convert any or all such shares into Common Stock at any time at a conversion price applicable per share of Common Stock calculated pursuant to the formula set forth in the Certificate of Designation for the Series A Convertible Preferred Stock and subject to adjustment as set forth therein except that if the Series A Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the tenth business day prior to the date fixed for such redemption.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

          On February 23, 1989, the Company's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on March 6, 1989 (the "Rights Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company two-thirds of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Junior Preferred Shares"), of the Company at a price of $93.33 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 23, 1989, as amended as of September 21, 1989, as of January 22, 1990 and as of May 24, 1993 (the "Rights Agreement"), between the Company and Society National Bank, as Rights Agent (the "Rights Agent"). Each share of Common Stock is accompanied by one duly authorized and validly issued Right having the terms summarized herein.

          Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 150 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 150 times the payment made per share of Common Stock. Each Junior Preferred Share will have 150 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 150 times the amount received per Common Stock. These rights are protected by customary antidilution provisions.

          Because of the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the two-thirds of one one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.


                   DESCRIPTION OF DEPOSITARY SHARES

          The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

GENERAL

          The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock as described below).

          The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

          The Depositary Shares will be evidenced by Depositary
Receipts issued pursuant to the Deposit Agreement.

          Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

          Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

          The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

          In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible

to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

          The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

          If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

          After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

          Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

          The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if
(i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

          The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

          The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

          Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

          The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


                      DESCRIPTION OF COMMON STOCK

          The Company's Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, without par value ("Common Stock"). A description of the Company's Preferred Share Purchase Rights, which are attached to and trade with the Common Stock, is incorporated by reference herein.

          The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of preferred stock are at the time outstanding, the payment of
dividends    or other distributions     on Common Stock
(including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding shares of preferred stock.

          The holders of Common Stock are entitled to one vote for
each share    on              all matters voted on by stockholders,
including elections of directors. The holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any preferred stock then outstanding.

          All outstanding shares of Common Stock are, and the shares offered hereby, upon issuance, will be, fully paid and non-assessable.

          Under the Certificate of Incorporation and By-Laws of the Company, the Board of Directors is classified into three classes of members with staggered terms. Action can be taken by stockholders only at an annual or special meeting, action by written consent by stockholders being prohibited. No business may be proposed by a stockholder at the annual meeting of stockholders without giving written notice to the Company at least 90 days prior to the anniversary date of the previous annual meeting. No nominations for director positions may be proposed by a stockholder at any annual or special meeting of stockholders without giving written notice to the Company at least 90 days before the anniversary date of the previous annual meeting or within 10 days after notice of a special meeting is mailed to the Company. A special meeting can be called by the Board of Directors, the Chairman of the Board, the President or holders of at least 50 percent of the shares entitled to vote at such meeting. Directors can be removed only with cause by the vote of holders of at least 75 percent of outstanding shares of Common Stock.

          Certain "business combinations" (as defined) involving "interested stockholders" (defined generally to be holders of 10 percent or more of Common Stock) require approval by vote of holders of at least 75 percent of shares eligible to vote if not previously approved by a majority of the disinterested members of the Board of Directors unless certain minimum price criteria and procedural requirements are satisfied. In a business combination involving cash or other consideration being paid to the Company's stockholders, the consideration would be required to be either cash or the same type of consideration used by the interested stockholder in acquiring the largest portion of its shares prior to the first public announcement of the terms of the proposed business combination. In the case of payments to holders of Common Stock, the per share fair market value of such payments would generally have to be at least equal in value to the higher of (i) the highest per share price paid by the interested stockholder in acquiring any share of Common Stock during the two years prior to such announcement date (although not an interested
stockholder at the time of any such acquisition        ) or in the
transaction in which it became an interested stockholder (whichever is higher) or (ii) the fair market value per share of Common Stock on such announcement date or on the date on which the interested stockholder became an interested stockholder, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split or combination of shares. Unless a business combination is approved by a majority of disinterested directors, it would be subject to the 75 percent stockholder vote requirement, even if it satisfied the minimum price criteria, if the interested stockholder acquired any additional shares of Common Stock, directly from the Company or otherwise, in any transaction subsequent to the transaction pursuant to which it became an interested stockholder. The Certificate of Incorporation also contains an "anti-greenmail" provision prohibiting

certain purchases of shares by the Company from "interested stockholders" without a majority vote of disinterested stockholders. These provisions could limit stockholders' participation in certain types of business combinations or other transactions that might be proposed in the future whether or not such transactions were favored by a majority of stockholders and could enhance the ability of officers and directors to retain their positions. Since no more than one-third of the directors are to be elected at each annual meeting, action would be required at two annual meetings to change a majority of the Board members, even by holders of a majority of shares who believe a change may be beneficial.

          The transfer agent for the Common Stock is Society National Bank, One Park Central, 1515 Arapahoe Street, Suite 1505, Denver,
Colorado 80202.


                        DESCRIPTION OF WARRANTS

GENERAL

          The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants. Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the
Warrants and the applicable Warrant Agreement            will be
set forth in the applicable Prospectus Supplement        .

DEBT WARRANTS

          The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (1) the title of such Debt Warrants;
(2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrant will be payable; (8) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (10) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (11) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) if applicable, a discussion of certain United States Federal income tax considerations; and (14) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

OTHER WARRANTS

          The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered:
(1) the title of such Warrants; (2) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each such Debt Security or share of
Preferred Stock    or Common Stock    ; (6) if applicable, the date on
and after which such Warrants and the related Debt Securities   ,
        Preferred Stock    or Common Stock     will be separately
transferable; (7) if applicable, a discussion of certain United States Federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                         PLAN OF DISTRIBUTION

          The Company may offer Securities to or through underwriters, through agents or dealers or directly to other purchasers.

          The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

          In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act.

          Pursuant to agreements which may be entered into between the Company and any underwriters or agents named in the Prospectus
Supplement, such underwriters or agents may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

          If so indicated in the Prospectus Supplement, the Company may issue Securities to or through underwriters, agents or dealers in connection with the conversion or redemption of its or Finance's outstanding securities.

          If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as agents for the Company to solicit offers by certain institutional investors to purchase Debt Securities or Preferred Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. The obligations of the purchaser under any such contract will not be subject to any conditions except (i) the investment in the Debt Securities or Preferred Stock by the institution shall not at the time of delivery be prohibited by the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if a portion of the Debt Securities or Preferred Stock is being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Preferred Stock not sold for delayed delivery. Underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

          All Debt Securities, Preferred Stock and Warrants offered will be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities, Preferred Stock and Warrants are sold by the Company for public offering and sale may make a market in such Debt Securities, Preferred Stock and Warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities, Preferred Stock or Warrants.

          Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

          The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered are set forth or summarized in the Prospectus Supplement.


                        VALIDITY OF SECURITIES

          The validity of the Securities offered will be passed upon
for the Company    and Finance     by Davis, Graham & Stubbs, L.L.C.,
Denver, Colorado.


                                EXPERTS

          The consolidated financial statements as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended
December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.





ITEM 16.  EXHIBITS

       1.1 Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Registration Statement on Form S-3 (Registration No. 33-54097), dated June 10,
               1994)
       1.2     Form of Sales Agency Agreement*
       1.3     Form of Distribution Agreement*
       3.1 Certificate of Incorporation of Finance (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-3 (Registration No. 33-54097), dated June 10,
               1994)
       3.2     Bylaws of Finance (incorporated by reference to
               Exhibit 3.2 to Registration Statement on Form S-3 (Registration No. 33-54097), dated June 10, 1994)
       4.1 Form of Indenture for Senior Debt Securities (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.2 Form of Senior Debt Security (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.3 Form of Indenture for Senior Subordinated Debt Securities (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.4     Form of Senior Subordinated Debt Security (included in
               Exhibit 4.3) (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.5 Form of Indenture for Subordinated Debt Securities (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.6     Form of Subordinated Debt Securities (included in
               Exhibit 4.5) (incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-3 (Registration
               No. 33-54097), dated June 10, 1994)
       4.7 Form of Indenture for Guaranteed Debt Securities (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 33-54097), dated July 12, 1994)
       4.8     Form of Guaranteed Debt Securities (included in
               Exhibit 4.7) (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on
               Form S-3 (Registration No. 33-54097), dated July 12,
               1994)
       4.9     Form of Medium-Term Note*
       4.10 Form of Certificate of Designations of the Company's Preferred Stock (incorporated by reference to
               Exhibit 4.4 to Amendment No. 2 to Registration Statement on Form S-3 (Registration No. 33-55794), dated June 27, 1993)
       4.11 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to Registration Statement on Form S-3 (Registration
               No. 33-55794), dated June 27, 1993)
       4.12 Specimen Stock Certificate with respect to Preferred Stock (incorporated by reference to Exhibit 4.6 to Amendment No. 2 to Registration Statement on Form S-3
               (Registration No. 33-55794), dated June 27, 1993)
       4.13    Specimen Stock Certificate with respect to Common Stock
               (incorporated by reference to Exhibit 4(c) to
               Registration Statement on Form S-1 (Registration
               No. 33-23802), dated July 14, 1988)
       4.14 Rights Agreement between The Chase Manhattan, N.A. and Cyprus Minerals Company, dated February 23, 1989, as amended (incorporated by reference to Exhibit 2 to the Report on 8-K dated January 29, 1990, Exhibit 4 to the Report on
               Form 8-K dated January 29, 1990, and Exhibit 1 to the Report on Form 8-K dated June 29, 1993)
       5.1     Opinion of Davis, Graham & Stubbs, L.L.C.   +
      12.1     Statement re Computation of Ratios   **
      15.1     Letter of Price Waterhouse LLP re Interim Financial
               Information+
      23.1     Consent of Price Waterhouse LLP   +
      23.2     Consent of Davis, Graham & Stubbs - see
               Exhibit 5.1   +
      24.1     Powers of Attorney (included in signature
               pages)   **
      25.1 Statement of Eligibility of Trustee on Form T-1 with respect to Senior Debt Securities*
      25.2 Statement of Eligibility of Trustee on Form T-1 with respect to Senior Subordinated Debt Securities*
      25.3 Statement of Eligibility of Trustee on Form T-1 with respect to Subordinated Debt Securities*
      25.4 Statement of Eligibility of Trustee on Form T-1 with respect to Guaranteed Debt Securities*
____________________
+ Filed herewith
* To be filed by amendment or subsequently incorporated herein **Previously filed with the Company's and Finance's Registration
  Statement on Form S-3 filed with the Commission on August 25,
1995

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not
          --------  -------
          apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

     (b)          That for the purpose of determining any liability
          under the Securities Act of 1933, each    such     post-
          effective amendment         shall be deemed to be a new
          Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Subordinated Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly
caused this    Amendment to     Registration Statement to be signed on
its behalf by the undersigned, thereunto duly authorized, in Denver,
Colorado on the    14th     day of    September    , 1995.

                              CYPRUS AMAX MINERALS COMPANY


                              By: /s/ Gerald J. Malys
                                 -------------------------------------
                                 Gerald J. Malys
                                 Senior Vice President and Chief
                                 Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

        Signatures                     Title                 Date
        ----------                     -----                 ----

/s/ Milton H. Ward*          Co-Chairman, President,    September 14, 1995
---------------------------  and Chief Executive
    Milton H. Ward           Officer

/s/ Allen Born*              Co-Chairman
----------------------------
    Allen Born

/s/ Gerald J. Malys*         Senior Vice President and  September 14, 1995
---------------------------- Chief Financial Officer
    Gerald J. Malys          (Principal Financial
                             Officer)

/s/ John Taraba*             Vice President and         September 14, 1995
---------------------------- Controller (Principal
    John Taraba              Accounting Officer)

/s/ Linda G. Alvarado*       Director                   September 14, 1995
----------------------------
    Linda G. Alvarado

/s/ George S. Ansell*        Director                   September 14, 1995
----------------------------
    George S. Ansell

/s/ William C. Bousquette*   Director                   September 14, 1995
----------------------------
    William C. Bousquette

/s/ Thomas V. Falkie*        Director                   September 14, 1995
----------------------------
    Thomas V. Falkie

/s/ Ann Maynard Gray*        Director                   September 14, 1995
----------------------------
    Ann Maynard Gray

/s/ James C. Huntington, Jr.* Director                  September 14, 1995
----------------------------
    James C. Huntington, Jr.

/s/ Michael A. Morphy*       Director                   September 14, 1995
----------------------------
    Michael A. Morphy

/s/ Rockwell A. Schnabel*    Director                   September 14, 1995
----------------------------
    Rockwell A. Schnabel

/s/ Theodore M. Solso*       Director                   September 14, 1995
----------------------------
    Theodore M. Solso

/s/ John Hoyt Stookey*       Director                   September 14, 1995
----------------------------
    John Hoyt Stookey

/s/ James A. Todd, Jr.*      Director                   September 14, 1995
----------------------------
    James A. Todd, Jr.

/s/ Billie B. Turner*        Director                   September 14, 1995
----------------------------
    Billie B. Turner

*By: Gerald J. Malys
    ------------------------
    Attorney-in-Fact

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly
caused this    Amendment to     Registration Statement to be signed on
its behalf by the undersigned, thereunto duly authorized, in Denver,
Colorado on the    14th     day of    September    , 1995.

                              CYPRUS AMAX FINANCE CORPORATION


                              By: /s/ Gerald J. Malys
                                 -------------------------------------
                                 Gerald J. Malys
                                 Senior Vice President and Chief
                                 Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following
person   s     in the capacities and on the dates indicated.

        Signatures                     Title                 Date
        ----------                     -----                 ----

/s/ Milton H. Ward*          Director and President     September 14, 1995
----------------------------
    Milton H. Ward


/s/ Gerald J. Malys*         Director, Senior Vice      September 14, 1995
---------------------------- President and Chief
    Gerald J. Malys          Financial Officer
                             (Principal Financial
                             Officer)


/s/ Philip C. Wolf*          Director, Senior Vice      September 14, 1995
---------------------------- President, General
    Philip C. Wolf           Counsel and Secretary


/s/ John Taraba*             Vice President and         September 14, 1995
---------------------------- Controller (Principal
    John Taraba              Accounting Officer)

*By: Gerald J. Malys
    ------------------------
    Attorney-in-Fact

                             EXHIBIT INDEX

    EXHIBIT                                                                           PAGE
    NUMBER                               DESCRIPTION                                 NUMBER


      5.1   Opinion of Davis, Graham & Stubbs, LLC

     15.1   Letter of Price Waterhouse LLP re: Interim Financial Information
     23.1   Consent of Price Waterhouse LLP
     24.1      Consent of Davis, Graham & Stubbs, LLC (included in Exhibit 5.1)